UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 8, 2003

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Health Alliance Selects LabOne as Partner for Laboratory Sale

The Health Alliance has entered into negotiations with LabOne, Inc., (Nasdaq: LABS), Lenexa, Kan., as its partner for the sale of its medical testing laboratory, Alliance Laboratory Services. Wendell O'Neal, Ph.D., current vice president of Alliance Laboratory Services, and Vincent DeRisio, D.O., vice president/medical director of Alliance Laboratory Services, are also in partnership with LabOne in this potential transaction and in the future management of the laboratory.

The anticipated transaction would also include a long-term commitment by the Health Alliance to obtain medical testing from LabOne. The Health Alliance would retain ownership of the six hospital-based immediate response laboratories, under the management of LabOne. The Health Alliance anticipates a closing by December 31, 2003, subject to completion of negotiations and satisfaction of all conditions.

According to Ken Hanover, president & CEO of the Health Alliance, "After a thorough and detailed selection process, we chose LabOne because of the company's excellent reputation and their ability to meet the criteria we set for quality and timeliness. We believe we have selected a partner that will continue our tradition of providing a high level of laboratory testing service to our community, physicians and patients, and be a responsible corporate citizen."

The Health Alliance investigated this option because the system anticipates significant capital needs in the near future. A sale/outsourcing of the successful lab has the potential to quickly improve the organization's cash position. The lab is the second largest nonprofit laboratory in the country with a proven financial and service record.

"We are pleased to work with the Health Alliance and look forward to expanding our presence in the Greater Cincinnati area through the Alliance Laboratory's solid foundation. This investment is an important strategic initiative for the future of our company," said W. Thomas Grant II, chairman, president & CEO of LabOne.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: October 8, 2003	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer